Clifton Savings Bancorp, Inc. Announces
1st Quarter Results

Clifton, New Jersey – August 1, 2012 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three months ended June 30, 2012.  Net income was $1.82 million for the three months ended June 30, 2012, an increase of $29,000, or 1.6%, as compared to $1.79 million for the three months ended June 30, 2011. Net income increased for the three months ended June 30, 2012 primarily as a result of a decrease of $443,000, or 11.5%, in noninterest expenses, mostly offset by a decrease of $285,000, or 4.4%, in net interest income, an increase of $40,000, or 66.7%, in provision for loan losses, and an increase of $99,000 in the loss on the write-down of land held for sale. Basic and diluted earnings per common share were $0.07 for both the three months ended June 30, 2012 and the three months ended June 30, 2011.  Cash dividends paid per common share were $0.06 for the three months ended June 30, 2012, a decrease of $0.06, or 50.0%, as compared $0.12 for the three months ended June 30, 2011. In the prior year’s quarter, the Company declared the first quarter 2011 dividend on April 27, 2011 which was paid on May 27, 2011, and also declared the second quarter 2011 dividend on June 15, 2011, which was paid on July 15, 2011.

Net interest income decreased $285,000, or 4.4%, for the three months ended June 30, 2012, to $6.15 million as compared to $6.44 million for three months ended June 30, 2011, reflecting a decrease of 8 basis points in net interest margin partially offset by an increase of $33.0 million in average net interest-earning assets. Average interest-earning assets decreased $14.5 million, or 1.4%, during the three months ended June 30, 2012, which consisted of a decrease of $52.9 million in investment securities, partially offset by increases of $295,000 in loans, $31.4 million in mortgage-backed securities, and $6.8 million in other interest-earning assets. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists of mainly U.S. government-sponsored or guaranteed enterprises. Mortgage-backed securities increased as some of the cash flows from investment securities were used to purchase these types of securities. Other interest-earning assets increased as some funds received from called investment securities during the quarter had not yet been redeployed into higher yielding assets. Average interest-bearing liabilities decreased $47.5 million, or 5.1%, during the three months ended June 30, 2012, primarily as a result of a decrease of $29.6 million in interest-bearing deposits, as the Bank continued a strategy of pricing deposits to allow for a controlled outflow of non-core deposits. This was coupled with a decrease of $17.9 million in borrowings as long-term borrowings were repaid in accordance with their original terms.  Net interest margin decreased to 2.38% for the quarter ended June 30, 2012 from 2.46% for the quarter ended June 30, 2011.  The net interest rate spread decreased 10 basis points to 2.15% for the quarter ended June 30, 2012, as the 36 basis point decrease to 3.71% in the average yield earned on interest-earning assets was mostly offset by the 26 basis point decrease to 1.56% in the average rate paid on interest-bearing liabilities.

           The provision for loan losses increased $40,000, or 66.7%, to $100,000 for the three months ended June 30, 2012 as compared to $60,000 for the three months ended June 30, 2011. There were no charge-offs recorded during the quarters ended June 30, 2012 and June 30, 2011. Non-accrual loans increased $413,000, or 10.9%, from $3.8 million at March 31, 2012 to $4.2 million at June 30, 2012, and increased $1.2 million, or 40.4%, from $3.0 million at June 30, 2011. At June 30, 2012, non-accrual loans consisted of twenty-three loans secured by one- to four-family residential real estate, three second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. Included in these non-accrual loans at June 30, 2012 are six loans totaling $207,000 that are current or less than ninety days delinquent. At June 30, 2011, no loans less than ninety days delinquent were included in non-accrual loans. In December 2011, the Bank amended its non-accrual policy to expand the classification of non-accrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. At June 30, 2011, non-performing loans consisted of thirteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate. The percentage of non-performing loans to total loans increased from 0.86% at March 31, 2012 to 0.93% at June 30, 2012, and increased 25 basis points compared to 0.68% at June 30, 2011. The increase in the provision for loan losses for the three months ended June 30, 2012 compared to the comparable prior year period was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of June 30, 2012.

           The loss on the write-down of land held for sale increased $99,000 during the quarter ended June 30, 2012, as compared to no write-down being recorded for the quarter ended June 30, 2011. During the current period, land held for sale was written-down to the contract sales price less estimated costs to sell. The property was sold in July 2012.

           Non-interest expense decreased $443,000, or 11.5%, to $3.42 million for the three months ended June 30, 2012, as compared to $3.86 million for the three months ended June 30, 2011. The decrease was primarily the result of decreases of $352,000, or 91.0%, in legal expenses, and $134,000, or 20.7%, in other expenses. The decrease in legal expenses was primarily due to the expensing of legal fees totaling $302,000 during the 2011 period as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011. The decrease in other expenses was due to accounting, consulting, and regulatory application fee costs of $205,000 that were expensed in the 2011 period as a result of the withdrawal of the second-step conversion application.

         Income taxes decreased $7,000, or 0.7%, to $984,000 for the three months ended June 30, 2012, as compared to $991,000 for the three months ended June 30, 2011.The effective income tax rate was 35.1% for the 2012 period compared with 35.6% for the 2011 period.

         The Company’s total assets decreased $40.4 million, or 3.7%, to $1.061 billion at June 30, 2012, from $1.101 billion at March 31, 2012.  Net loans increased $13.1 million, or 3.0%, to $450.0 million at June 30, 2012 from $436.8 million at March 31, 2012 as origination volume and purchases of loans were higher than repayment levels. Securities, including both available for sale and held to maturity issues, decreased $70.0 million, or 12.2%, to $504.2 million at June 30, 2012, from $574.2 million at March 31, 2012 mainly due to investment security calls. Cash and cash equivalents increased $17.0 million, or 42.4%, to $57.3 million at June 30, 2012 from $40.3 million at March 31, 2012, as some funds received from investment securities called during the end of the quarter had not yet been redeployed into higher yielding assets.

            Total liabilities decreased $40.8 million, or 4.5%, to $874.2 million at June 30, 2012 from $915.0 million at March 31, 2012.  Deposits decreased $34.2 million, or 4.1%, from $826.3 million at March 31, 2012 to $792.1 million at June 30, 2012. The decrease in deposits was due to the Company’s continued strategy of pricing deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the current economic environment. Borrowed funds decreased $6.2 million, or 7.9%, to $72.5 million at June 30, 2012 as compared to $78.7 million at March 31, 2012. During the three months ended June 30, 2012, $6.2 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of June 30, 2012 was 3.80%.

            Total stockholders’ equity increased $417,000, or 0.2%, to $186.9 million at June 30, 2012 from $186.5 million at March 31, 2012. The increase resulted primarily from net income of $1.82 million, employee stock ownership plan shares committed to be released of $187,000, and $44,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, partially offset by a net decrease in unrealized gains, net of income taxes of $97,000, on the available for sale securities portfolios, and cash dividends paid of $1.54 million. At June 30, 2012, there were 26,138,815 shares of Company common stock outstanding.

            John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to report for the quarter ended June 30, 2012:

▪ Increased net income;

▪ Increased stockholders’ equity;

▪ No loan charge-offs;

▪ Decreased borrowings;

▪ Repayment of long-term borrowings; and

▪ Percentage of nonperforming loans to total loans under 1%.

During the quarter ended June 30, 2012, we have also have continued our efforts to achieve a satisfactory Community Reinvestment Act rating by:

▪ Increasing our distribution of loans to low- and moderate-income borrowers and

▪ Increasing the penetration and dispersion of our loans to low- and moderate-income geographies."

            The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At June 30,	At March 31,
	2012	2012
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,061,045	$1,101,440
Loans receivable, net	449,960	436,833
Cash and cash equivalents	57,327	40,257
Securities	504,191	574,209
Deposits	792,085	826,275
FHLB advances	72,454	78,679
Total stockholders' equity	186,878	186,461

	Three Months
	Ended June 30,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$9,590	$10,652
Interest expense	3,436	4,213
Net interest income	6,154	6,439
Provision for loan losses	100	60
Net interest income after
provision for loan losses	6,054	6,379
Noninterest income	270	267
Loss on write-down of land held for sale	(99)	0
Noninterest expense	3,421	3,864
Income before income taxes	2,804	2,782
Income taxes	984	991
Net income	$1,820	$1,791
Basic and diluted earnings per share	$0.07	$0.07

At or For the Three
Months Ended
June 30,
2012	2011

Performance Ratios (1):
Return on average assets	0.67%	0.64%
Return on average equity	3.90%	3.97%
Interest rate spread (2)	2.15%	2.25%
Net interest margin (3)	2.38%	2.46%
Noninterest expense to average assets	1.26%	1.37%
Efficiency ratio (4)	54.09%	57.62%
Average interest-earning assets to
average interest-bearing liabilities	1.18	x	1.13	x
Average equity to average assets	17.16%	16.03%
Basic and diluted earnings per share	$0.07	$0.07
Dividends per share (5)	$0.06	$0.12
Dividend payout ratio (5)	84.51%	58.74%

Capital Ratios (6):
Core (tier 1) capital	15.26%	14.17%
Tier 1 risk-based capital	38.30%	41.80%
Total risk-based capital	38.82%	42.31%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.48%	0.44%
Allowance for loan losses as a percent of
nonperforming loans	52.32%	65.06%
Net charge-offs to average outstanding
loans during the period	0.00%	0.00%
Nonperforming loans as a percent of
total gross loans	0.93%	0.68%
Nonperforming assets as a percent of
total assets	0.40%	0.26%

Other Data:
Number of:
Real estate loans outstanding	2,234	2,230
Deposit accounts	30,710	33,235
Full service customer service facilities	12	12
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(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains or losses on the sale of assets.
(5) Reflects only shares of common stock held by stockholders and Clifton MHC.
(6) Ratios are for Clifton Savings Bank and subsidiary only.